Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: John Sztykiel, President/COO, or Rich Schalter, CFO
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Says First-Quarter Sales, Earnings Will Outpace Estimates

CHARLOTTE, Michigan, April 8, 2002 - Spartan Motors, Inc. (Nasdaq: SPAR) today said net sales for the first quarter ended March 31, 2002 were significantly higher than analyst estimates, reflecting strong sales of its premium motorhome chassis, fire truck chassis and emergency-rescue vehicles.

The Charlotte, Mich.-based manufacturer of custom chassis and emergency-rescue vehicles said sales for the first quarter of 2002 were $66.9 million, due largely to higher-than-anticipated sales of recreational vehicle chassis. The Company said strong order flow from motorhome manufacturers over the past five months and increased manufacturing productivity contributed to the increase in shipments during the first quarter. Spartan Motors said sales of its fire truck chassis and emergency-rescue vehicles remain strong and were in line with expectations.

"We are pleased with the strength of our first-quarter sales, particularly in the RV industry," said John Sztykiel, president and chief operating officer of Spartan Motors. "Our first-quarter sales of motorhome chassis reflect the pent-up demand in the RV market that became evident in late 2001. That said, we remain cautious about labeling this a trend, as there are a variety of factors that could impact sales in the RV and emergency-rescue markets moving forward. We will continue to focus on improving operations and developing innovative new products for our core markets in order to build long-term value for Spartan Motors customers, employees, business partners and shareholders."

As a result of higher sales levels, Spartan Motors said its first-quarter earnings would be higher than analysts' estimates; however, the Company did not provide a range of estimated earnings. Spartan Motors will release its first-quarter results prior to market open on April 25.

Analysts for the two firms following Spartan Motors had estimated first-quarter sales would be between $55.3 million and $57.5 million. The analysts had predicted Spartan would earn between $0.15 and $0.16 per share.

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Spartan Motors, Inc. (www.spartanmotors.com) is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks, ambulances and other specialty vehicles. The Company also owns fire and rescue vehicle manufacturers Luverne Fire Apparatus, Quality Manufacturing and Road Rescue, Inc.

The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements by the securities laws. These statements involve a number of risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and actual results may differ materially.

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